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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Experts," "Selected Historical Consolidated Financial Data" and to the use of our reports dated September 29, 1997, except for the 2nd, 3rd, 6th, and 7th sentence of the 35th paragraph of Note 1, as to which the date is January 21, 1998, with respect to FCN Holding, Inc., Saban Entertainment, Inc. and Fox Kids Worldwide, L.L.C. (from and after the date of the Reorganization, Fox Kids Worldwide, Inc.), September 27, 1996, except for the second paragraph of
Note 10 as to which the date is September 29, 1997 with respect to FCN Holding, Inc. and September 27, 1996 except for the third paragraph of Note 11 as to which the date is September 29, 1997 with respect to Saban Entertainment, Inc., in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-12995) and related Prospectus of Fox Kids Worldwide, Inc. for the registration of 9 1/4% Senior Notes Due 2007 and 10 1/4% Senior Discount Notes Due 2007.

  Our audits also included the financial statement schedules listed in Item 16(b). These schedules are the responsibility of the company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP
Los Angeles, California
January 23, 1998